4
1

  0001182171
  Officer

  KLA-Tencor Corporation
  0000319201

4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Campagna, John Peter
   12233 Menalto Drive
   .
   .
   Los Altos Hills, CA  94022
2. Issuer Name and Ticker or Trading Symbol
   KLA-Tencor Corporation (KLAC)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   02/28/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Vice President and Treasurer
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  02/28/03    S        324           D  $35.6900     0              D  Direct

Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $31.8125                                                                                12/22/10
(right to buy)
Non-Qualified Stock Option     $34.6700                                                                                01/28/13
(right to buy)
Non-Qualified Stock Option     $37.0500                                                                                11/08/12
(right to buy)
Non-Qualified Stock Option     $29.3100                                                                                10/02/11
(right to buy)

Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option               Common Stock                   16,730                    16,730        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   6,500                     6,500         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   3,250                     3,250         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   19,500                    19,500        D   Direct
(right to buy)

Explanation of Responses:

-
324 shares acquired under the 423 Employee Stock Purchase Plan.

SIGNATURE OF REPORTING PERSON
/S/ By: Stuart J. Nichols
    For: John Peter Campagna
DATE 02/28/03